Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

Registration Statement Under the Securities Act of 1933

(Form Type)

ACNB Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1- Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $2.50 par value per share	457(c) and 457(f)	2,046,836(1)	N/A	$83,415,579(2)	0.0001476	$12,312.14	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--	--	--	--	--
	Total Offering Amounts					$83,415,579		$12,312.14
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$12,312.14

(1)	This represents the maximum number of shares of ACNB Corporation (“ACNB”) common stock, par value $2.50 per share, to be issuable upon completion of the merger described herein. This number is based on an amount equal to the product of (a) the sum of (i) 2,770,625 shares of Traditions Bancorp, Inc. (“Traditions”) common stock outstanding as of September 24, 2024, a date within five business days of the filing of this registration statement plus (ii) 33,260 shares of Traditions common stock issuable pursuant to outstanding exercisable stock options prior to the closing of the merger as of September 24, 2024 multiplied by (b) the exchange ratio of 0.7300 of a share of ACNB common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and 457(f) thereunder, on the basis of the market value of the common stock of Traditions to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of: (i) 2,803,885 (the estimated maximum number of shares of Traditions common stock to be exchanged for shares of ACNB common stock in the merger); and (ii) $29.75 (the average of the high and low prices on the OTC Pink Market of Traditions common stock as of September 24, 2024, a date within five business days of the filing of this registration statement).